Exhibit 10.2

[Letterhead of World Fuel Services]

August 26, 2011

Re:  Amendment No. 1 to Employment Agreement

Dear Mr. Stebbins,

This letter amends the terms of the Agreement by and between you and World Fuel Services Corporation (the “Company”), dated March 14, 2008, as it may be amended from time to time (the “Employment Agreement”).  All capitalized terms used in this amendment but not otherwise defined herein will have the same meaning as defined in the Employment Agreement.

You and the Company desire to amend the Employment Agreement to, among other things, (a) reflect the anticipated change in your title, duties and responsibilities, (b) enter into a new two-year term and (c) make certain other changes to your compensation pursuant to the Employment Agreement.  Accordingly, in accordance with Section 14(a) of the Employment Agreement, the parties hereby agree to amend the terms of the Employment Agreement as set forth in this amendment.  This amendment will become effective immediately upon execution by both parties; provided that, the terms of the Employment Agreement as in effect prior to execution of this amendment will continue to govern until December 31, 2011, and the terms of the Employment Agreement as amended by this amendment will govern beginning on January 1, 2012.

Notwithstanding anything to the contrary set forth in the Employment Agreement or any other agreement that relates to your employment:

1.  Employment.  You hereby agree that Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“1.       Employment.  Effective as of January 1, 2012 (the “Amendment Effective Date”), the Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the “Amendment Initial Term”), commencing on the Amendment Effective Date and ending on the second (2nd) anniversary of the Amendment Effective Date, unless sooner terminated in accordance with Section 4 hereof.  The Amendment Initial Term shall automatically renew for successive one (1) year terms (subject to earlier termination as provided in Section 4 hereof) unless the Company or Executive provides written notice to the other at least six (6) months prior to the date on which the Employment Term otherwise would expire of its or his election not to renew the Employment Term.  The Amendment Initial Term, as it may be extended pursuant to this Agreement, is sometimes referred to in the Employment Agreement as the “Employment Term”.  During the Employment Term, Executive shall serve as the Executive Chairman of the Board of Directors of the Company (the “Board”) and shall also serve as an officer of the Company.  Executive shall faithfully and diligently perform all services as may be assigned to him by the Board consistent with his position, shall report solely to the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.  During the Employment Term, Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder.  It shall not be considered a violation of this Agreement for Executive to serve on corporate, industry, civic or charitable boards or committees, manage his personal investments, or pursue other professional ventures, so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder or otherwise conflict with the interests of the Company, including, without limitation, as provided in Section 6 hereof.  During the Employment Term, Executive shall be subject to the Company’s policies on the same basis as other senior executives of the Company.”

2.  Base Salary.  You hereby agree that the following sentences are hereby added as the last sentences of Section 2.1 of the Employment Agreement:

“The Compensation Committee has determined that, as of the Amendment Effective Date, the Company shall pay you an annual base salary equal to Seven Hundred Fifty Thousand Dollars ($750,000).  The term “Base Salary” shall mean the base salary as determined from time to time by the Compensation Committee in its sole discretion.”

3.  Annual Equity Awards.  You hereby agree that the following Section 2.4 is hereby added as the last subsection in Section 2 of the Employment Agreement:

“2.4      Annual Equity Awards. Subject to approval by the Compensation Committee, it is the Company’s current expectation that, during each year of the Employment Term while Executive remains employed hereunder, commencing in 2012, on or about the date that the Company makes annual equity grants to its employees, Executive will be eligible to receive equity-based awards with an annual grant-date value targeted at Five Hundred Thousand Dollars ($500,000).  Subject to approval by the Compensation Committee, such awards shall be comprised of 50% service-based restricted stock units (“RSUs”) and 50% performance-based RSUs, in each case, determined based on the grant-date value of such RSUs.  Subject to the terms and conditions of the applicable award agreements evidencing the awards and the applicable equity compensation plan of the Company (the “Plan”), the service-based RSUs will vest on the first anniversary of the date of grant and the performance-based RSUs will be subject to a one-year performance period and the achievement of performance goals as established by the Compensation Committee from time to time; provided, however, that, except as otherwise set forth in this Agreement, Executive shall be required to be employed by the Company on the relevant vesting dates in order to vest in the service-based RSUs and until the later of (i) one year following the date of grant and (ii) the last day of the applicable performance period in order to vest in the performance-based RSUs; provided, however, that in no event shall any such RSUs be settled later than March 15 of the year following the year in which such RSUs are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.  For the avoidance of doubt, the RSUs shall be subject to the Company’s Stock Retention Policy as in effect from time to time.

Notwithstanding any provision in this Agreement (including Section 5.6 hereof) or the Plan or any applicable award agreement to the contrary, with respect to RSUs having performance-based vesting criteria,

(i) in the event that the Executive becomes entitled to payout of such RSUs upon the occurrence of a Change of Control pursuant to the first sentence of Section 5.6(a) hereof, then the payout of such RSUs shall be with respect to all such RSUs,

(ii) in the event that a Change of Control occurs while such RSUs remain outstanding and the Executive does not become entitled to payout of such RSUs upon the occurrence of such Change of Control, following such Change of Control, such RSUs will no longer be subject to performance-based vesting criteria (but will remain subject to service-based vesting criteria), and, assuming the Executive remains employed until the one-year anniversary of the grant date or is terminated prior to such date under circumstances that would entitle the Executive to payments or benefits pursuant to Section 5.4 hereof, then the level of payout for such RSUs will be the same as pursuant to the immediately preceding clause (i), and

(iii) in the event that, prior to a Change of Control, the Executive becomes entitled to payout of such RSUs pursuant to Section 5.6(b) of this Agreement (relating to termination without Cause or for Good Reason or expiration of the Employment Term) or the final sentence of Section 5.6 of this Agreement (relating to termination due to death or Disability), then the level of payout for such RSUs will be determined following the last day of the applicable performance period based on the Company’s actual performance during such period.  For the avoidance of doubt, the sole purpose of this paragraph is to specify the level of payout of RSUs having performance-based vesting criteria upon the occurrence of the events specified in the immediately preceding clauses (i), (ii) and (iii), and this provision shall not, in any event, amend or modify the timing of vesting or payout of such RSUs or any of the Executive’s obligations pursuant to Section 5.6 or 5.7 hereof or otherwise; provided, however, that in no event shall any such RSUs be settled later than March 15 of the year following the year in which such RSUs are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.”

4.  Good Reason.  For the avoidance of doubt, you hereby agree that the changes to your title, position, duties, authority, responsibilities, status and compensation (other than Base Salary), in each case as a result of the change in your position to Executive Chairman of the Board shall not serve as the basis for you to terminate employment for Good Reason.

5.  Certain Definitions.

(a)  Accrued Obligations.  (i)  You here by agree that Section 3.1(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      any earned and accrued but unpaid bonus with respect to the 2011 performance period;”

(ii) The reference to “Section 2.4(ii)” in Section 3.1(c) of the Employment Agreement is hereby deleted and replaced with “Section 2.3”.

(b)  Trade Area.  You hereby agree that Section 6(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)      As used herein, the term “Trade Area” shall mean the United States of America and any other foreign countries or regions, which are or were serviced by the Company or its subsidiaries or affiliates at any time since January 1, 1998.”

6.  Full Force and Effect.  Except as specifically set forth herein, this amendment shall not, by implication or otherwise, alter, amend or modify in any way any terms of the Employment Agreement, all of which shall continue in full force and effect.

7.  Governing Law/Jurisdiction.  The validity and effect of this amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to the Employment Agreement or any amendments thereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

8.  Counterparts.  This amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.  Entire Agreement.  This amendment, together with the Employment Agreement, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect hereto.

August 26, 2011	WORLD FUEL SERVICES CORPORATION

by
/s/ R. Alexander Lake
Name: R. Alexander Lake
Title: Senior Vice President, General Counsel and Corporate Secretary

ACCEPTED AND AGREED,

/s/ Paul H. Stebbins
Name: Paul H. Stebbins

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